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                                                                      EXHIBIT 21


                        Subsidiaries of the Registrant

PARENT
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Flagstar Bancorp, Inc.


                                                    STATE OR OTHER
                                                    JURISDICTION OF   PERCENTAGE
SUBSIDIARIES                                         INCORPORATION    OWNERSHIP
------------                                        ---------------   ----------

Flagstar Bank, FSB                                  United States       100%

Douglas Insurance Agency, Inc.                      Michigan            100%

FSSB Real Estate Development Corporation            Michigan            100%

Mortgage Video Network, Inc.                        Michigan            100%

First Security Investment Group, Inc.               Michigan            100%


SUBSIDIARIES OF FLAGSTAR BANK, FSB
----------------------------------

FSSB Mortgage Corporation                           Michigan            100%

Boston Credit Corporation                           Michigan            100%

Mortgage Affiliated Services, Inc.                  Michigan            100%

Mid-Michigan Service Corporation                    Michigan            100%

SSB Funding Corporation                             Michigan            100%

Flagstar Capital Corporation                        Michigan            100% (a)

Flagstar Credit Corporation                         Michigan            100%


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(a)   Common stock ownership only Nonvoting Preferred Stock is publicly held.